Exhibit 10.2

AMENDED AND RESTATED

PINNACLE ENTERTAINMENT, INC.

DIRECTORS DEFERRED COMPENSATION PLAN

Pinnacle Entertainment, Inc., a Delaware corporation (the “Corporation”), hereby amends and restates in its entirety the Hollywood Park, Inc. Directors Deferred Compensation Plan heretofore maintained by the Corporation, effective as of the time set forth in Section 6 below, as follows:

1. Eligibility. Each member of the Board of Directors of the Corporation is eligible to participate in the Plan.

2. Participation.

a. Time of Election. Six months prior to the beginning of a calendar year, commencing with calendar year 1993, each eligible Director may elect to participate in the Plan by directing that all or any part of the compensation (including fees payable for services as chairman or a member of a committee of the Board) which otherwise would have been payable currently for services rendered as a Director (“Compensation”) during such calendar year and succeeding calendar years shall be credited to a deferred compensation account (the “Director’s Account”). Any person who shall become a Director during any calendar year, and who was not a Director of the Corporation prior to the beginning of such calendar year, may elect, within 30 days after the Director’s term begins, to defer payment of all or any part of the Director’s Compensation earned during the remainder of such calendar year and for succeeding calendar years; provided, however, that such election shall only be implemented six months after the date such election is filed with the Corporation pursuant to Section 2(b). Notwithstanding the foregoing, with respect to calendar year 1992, each eligible Director may elect within two weeks after the effective date of this Plan (as described in Paragraph 6, below) to defer the Director’s Compensation beginning six months after such election.

b. Form and Duration of Election. An election to participate in the Plan shall be made by written notice signed by the Director and filed with the Secretary of the Corporation. Such election shall specify the amount of the Director’s Compensation to be deferred and specify an allocation of the deferred Compensation between cash and “Shares” as herein provided. For purposes of this Plan, “Shares” shall mean shares of the common stock of the Corporation. Such election shall continue until the Director terminates such election by signed written notice filed with the Secretary of the Corporation. Any such termination shall become effective six months after notice is given and only with respect to Compensation payable thereafter. Amounts credited to the Director’s Account prior to the effective date of termination shall not be affected by such termination and shall be distributed only in accordance with the terms of the Plan.

c. Renewal. A Director who has terminated his election to participate may thereafter file another election to participate for the calendar year subsequent to the filing of such election and succeeding calendar years, subject to Section 2(a) hereof.

3. The Director’s Account. All compensation which a Director has elected to defer under the Plan shall be credited, at the Director’s election, to the Director’s Account as follows:

a. As of the date the Director’s Compensation would otherwise be payable, the Director’s Account will be credited with an amount of cash equal to the amount of such Compensation which the Director elected to defer and to be allocated to cash.

b. As of the date the Director’s Compensation would otherwise be payable, there shall be credited to the Director’s Account the number of full and fractional Shares obtained by dividing the amount of such Compensation which the Director elected to defer and to be allocated to Shares by the average of the closing price of a Share on the principal stock exchange on which such Shares are then listed, or, if they are not then listed on a stock exchange, the average of the closing price of a Share on the NASDAQ National Market System, on the last ten business days of the calendar quarter or month, as the case may be, for which such Compensation is payable.

c. At the end of each calendar quarter there shall be credited to the Director’s Account the number of full and/or fractional Shares obtained by dividing the dividends which would have been paid on the Shares credited to the Director’s Account as of the dividend record date, if any, occurring during such calendar quarter if such shares had been shares of issued and outstanding Shares on such date, by the closing price of a Share on the principal stock exchange on which such Shares are then listed, or, if Shares are not then listed on a stock exchange, the closing price of a Share on the NASDAQ National Market System, on the date such dividend(s) is paid. In the case of stock dividends, there shall be credited to the Director’s Account the number of full and/or fractional shares of Shares which would have been issued with respect to the Shares credited to the Director’s Account as of the dividend record date if such Shares had been shares of issued and outstanding Shares on such date.

d. No fractional share interests credited to a Director’s Account shall be distributed pursuant to Section 4 hereof. Instead, any fractional Shares remaining at the time the final distribution is made pursuant to paragraph 4 herein shall be converted into a cash credit by multiplying the number of fractional shares by the average of the closing price of a Share on the principal stock exchange on which Shares are then listed, or, if they are not then listed on any stock exchange, the average of the closing price of a Share on the NASDAQ National Market System, on the last ten business days prior to the date of the final distribution from the Director’s Account.

e. Cash amounts credited to the Director’s Account pursuant to subparagraph (a) above shall accrue interest commencing from the date the cash amounts are credited to the Director’s Account at a rate per annum to be determined from time to time by the Board of Directors (the “Board”). Amounts credited to the Director’s Account shall continue to accrue interest until distributed in accordance with the Plan.

The Director shall not have any interest in the cash or Shares credited to the Director’s Account until distributed in accordance with the Plan.

4. Distribution from Accounts.

a. Form of Election. At the time a Director makes a participation election pursuant to paragraphs 2(a) or 2(c), the Director shall also file with the Secretary of the Corporation a signed written election with respect to the method of distribution of the aggregate amount of cash and Shares credited to the Director’s Account pursuant to such participation election. A Director may elect to receive such amount in one lump-sum payment or in a number of approximately equal annual installments (provided the payout period does not exceed 15 years). The lump-sum payment or the first installment shall be paid as of the first business day of the calendar quarter immediately following the cessation of the Director’s service as a Director of the Corporation. Subsequent installments shall be paid as of the first business day of each succeeding calendar quarter until the entire amount credited to the Director’s Account shall have been paid. A cash payment will be made with the final distribution for any fraction of a Share in accordance with paragraph 3(d) hereof.

b. Adjustment of Method of Distribution. A Director participating in the Plan may, prior to the beginning of any calendar year, file another written notice with the Secretary of the Corporation electing to change the method of distribution of the aggregate amount of cash and Shares credited to the Director’s Account for services rendered as a Director commencing with such calendar year. Amounts credited to the Director’s Account prior to the effective date of such change shall not be affected by such change and shall be distributed only in accordance with the election in effect at the time such amounts were credited to the Director’s Account.

5. Distribution on Death. If a Director should die before all amounts credited to the Director’s Account shall have been paid in accordance with the election referred to in paragraph 4, the balance in such Account as of the date of the Director’s death shall be paid promptly following the Director’s death to the beneficiary designated in writing by the Director. Such balance shall be paid to the estate of the Director if (a) no such designation has been made, or (b) the designated beneficiary shall have predeceased the Director and no further designation has been made.

6. Effective Date. This Plan originally became effective on its approval by the shareholders of this Corporation in September, 1991. This Amended and Restated Plan shall become effective when approved by the affirmative vote of the holders of a majority of the voting shares of the Corporation present, or represented, and voting at a meeting duly held in accordance with the Delaware General Corporation Law.

7. Shares Issuable. The maximum number of Shares which may be issued pursuant to this Plan is 325,000.

8. Limitation on Distributions. Notwithstanding anything to the contrary in this Plan, the maximum number of Shares which can be issued pursuant to this Plan in any fiscal year is one percent (1%) of the outstanding number of Shares at the beginning of such fiscal year, except to the extent that a greater distribution is authorized by the Board (as defined below). If distributions would exceed this amount, distributions to each Director shall be reduced on a pro rata basis. Shares not distributed in any fiscal year because of this Section 8 shall be distributed as soon as possible in the next fiscal year, within the limits of this Section 8.

9. Miscellaneous.

a. The right of a Director to receive any amount in the Director’s Account shall not be transferable or assignable by the Director, except by a beneficiary designation under Section 5, by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act, or the rules thereunder, and no part of such amount shall be subject to attachment or other legal process.

b. The Corporation shall not be required to reserve or otherwise set aside funds or Shares for the payment of its obligations hereunder. The Corporation shall make available as and when required a sufficient number of Shares to meet the needs of the Plan, either by the issuance of new shares of the common stock of the Corporation, or the purchase of Shares on the open market or through private purchases, as the Corporation may determine.

c. The establishment and maintenance of, or allocation and credits, to the Director’s Account shall not vest in the Director or his beneficiary any right, title or interest in and to any specific assets of the Corporation. A Director shall not have any dividend or voting rights or any other rights of a stockholder (except as expressly set forth in paragraph 3 with respect to dividends and as provided in subparagraph (g) below) until the Shares credited to a Director’s Account are distributed. The rights of a Director to receive payments under this Plan shall be no greater than the right of an unsecured general creditor of this Corporation.

d. The Plan shall be administered by the Board. The Board shall have the full discretion and power to interpret provisions of the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to compute amounts to be credited to and distributed from Directors’ Accounts, and to make all other determinations it deems necessary or advisable to administer the Plan, with all such determinations being final and binding; provided, however, that the Board will not have the power to take any action relating to eligibility for participation in the Plan or the number of Shares to be issued to each participating Director.

e. The Board may at any time terminate the Plan or amend the Plan in any manner it deems advisable and in the best interests of the Corporation; provided, however, that (i) no amendment or termination shall impair the rights of a Director with respect to amounts then credited to the Director’s Account, and (ii) no amendment shall accelerate any payments or distributions under the Plan (except with regard to bona fide financial hardships).

f. Each Director participating in the Plan will receive an annual statement indicating the amount of cash and number of Shares credited to the Director’s Account as of the end of the preceding calendar year.

g. If adjustments are made to outstanding shares of Shares, or if outstanding shares of Shares are converted into or exchanged for, other securities or property, as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and the like, an appropriate adjustment (as determined in good faith by the Board) will also be made in the number and kind of shares or property credited to the Director’s Account, so that, when distributions are made pursuant to this Plan, the Director will receive the number and kind of securities or property to which a holder of Shares would have been entitled upon such event. In addition, if outstanding Shares are converted into or exchanged for another security, all references to “Shares” in this Plan shall be deemed to be references to such other security.

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